EXHIBIT 10.12

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of January 31, 2003, is by and among PRACTICEWORKS, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of December 23, 2002 among the Borrower, the Guarantors, the Lenders and the Administrative Agent (the “Existing Agreement”), the Lenders have extended commitments to make certain credit facilities available to the Borrower; and

WHEREAS, the parties hereto have agreed to amend the Existing Agreement as set forth herein;

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

PART I
DEFINITIONS

SUBPART 1.1               Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this First Amendment, including its preamble and recitals, shall have the following meanings:

“Amended Agreement” means the Existing Agreement as amended hereby.

“First Amendment Effective Date” shall have the meaning set forth in Subpart 3.1.

SUBPART 1.2               Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this First Amendment, including its preamble and recitals, shall have the meanings provided in the Amended Agreement.

PART II
AMENDMENTS TO EXISTING AGREEMENT

Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Existing Agreement is hereby amended in accordance with this Part II. Except as so amended, the Existing Agreement shall continue in full force and effect.

SUBPART 2.1               Amendment to 1.01. A new definition is hereby added to Section 1.01 of the Existing Agreement in the appropriate alphabetical order and shall read as follows:

“Immaterial Foreign Subsidiary” means, at any time, any First Tier Foreign Subsidiary which does not (i) have revenues for the most recently ended four fiscal quarter period constituting 2% or more of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, (ii) together with the other First Tier Foreign Subsidiaries with respect to which the Administrative Agent has not received a pledge of 65% of the Capital Stock of such First Tier Foreign Subsidiaries have aggregate revenues for the most recently ended four fiscal quarter period constituting 5% or more of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, (iii) own assets constituting 2% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis and (iv) together with other First Tier Foreign Subsidiaries with respect to which the Administrative Agent has not received a pledge of 65% of the Capital Stock of such First Tier Foreign Subsidiaries have aggregate assets constituting 5% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

SUBPART 2.2               Amendment to 7.02. Section 7.02(c) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(c)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding (i) the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Equity Issuances and Acquisitions that occurred during the period covered by such financial statements and (ii) the amount of total revenues of each Immaterial Foreign Subsidiary during the period covered by such financial statements and the amount of total assets of each Immaterial Foreign Subsidiary as of the end of the period covered by such financial statements.

SUBPART 2.3               Amendment to 7.12. A new subsection (c) is hereby added at the end of Section 7.12 of the Existing Agreement and shall read as follows:

(c)                Within sixty (60) days after any First Tier Foreign Subsidiary shall no longer qualify as an Immaterial Foreign Subsidiary, pledge to the Administrative Agent 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign

Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such First Tier Foreign Subsidiary, together with undated stock powers executed in blank (unless the pledge of any such Capital Stock is not perfected by deliveries under the law of the jurisdiction of formation of such Person or is prohibited by law). In the event that foreign laws affecting the pledge of the Capital Stock of any such First Tier Foreign Subsidiary prohibit the delivery of stock certificates or powers for such First Tier Foreign Subsidiary, or if a pledge of such Capital Stock is not perfected under applicable law by such deliveries, the applicable Loan Party shall take such other action as necessary to cause the Administrative Agent to have a perfected, first priority security interest in such Capital Stock.

SUBPART 2.4               Amendment to 7.14. The last sentence of Section 7.14 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, subject to Sections 7.12 and 7.15, the Loan Parties will cause 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First Tier Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

SUBPART 2.5               Amendment to 8.02. New subclauses (i) and (j) are hereby added at the end of Section 8.02 of the Existing Credit Agreement and shall read as follows:

(i)     the acquisition by the Borrower or a Guarantor of the customer support business of Everett R. Rutter, d/b/a Healthcare Management Solutions for an amount up to $275,000; and

(ii)    the acquisition by the Borrower of software, license agreements and other assets related thereto from Pacific Coast Software for an amount up to $330,000.

SUBPART 2.6               Amendment to 8.03. Schedule 8.03 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as provided on Schedule 8.03 attached hereto.

PART III
CONDITIONS TO EFFECTIVENESS

SUBPART 3.1               First Amendment Effective Date. This First Amendment shall become effective (the “First Amendment Effective Date”) when the Administrative Agent shall have received counterparts of this First Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantors, the Administrative Agent and the Required Lenders.

PART IV
MISCELLANEOUS

SUBPART 4.1               Cross-References. References in this First Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this First Amendment.

SUBPART 4.2               References in Other Loan Documents. At such time as this First Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Existing Agreement to the “Agreement” and all references in the other Loan Documents to the “Agreement” shall be deemed to refer to the Amended Agreement.

SUBPART 4.3               Acknowledgment. The Loan Parties acknowledge and confirm (a) that the Administrative Agent, on behalf of the Lenders, has a valid and enforceable first priority security interest in the Collateral, (b) that the Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the L/C Issuer for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims and (c) that the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Existing Agreement and the other Loan Documents. Furthermore, the Guarantors (a) acknowledge and consent to all of the terms and conditions of this First Amendment, (b) affirm all of their obligations under the Loan Documents and (c) agree that this First Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Amended Agreement or the other Loan Documents.

SUBPART 4.4               Representations and Warranties. The Loan Parties hereby represent and warrant that (a) the representations and warranties contained in Article VI of the Amended Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date and after giving effect to the amendments contained herein, (b) no Default or Event of Default exists under the Existing Agreement on and as of the date hereof and (c) each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this First Amendment.

SUBPART 4.5               Counterparts. This First Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this First Amendment shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart will be delivered.

SUBPART 4.6               Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

SUBPART 4.7               Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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Each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PRACTICEWORKS, INC., a Delaware corporation
	By:	/s/ JAMES A. COCHRAN

	Name:	James A. Cochran
	Title:	Senior Vice President

GUARANTORS:

SOFTDENT, LLC,
a Delaware limited liability company
PRACTICEWORKS SYSTEMS, LLC,
a Georgia limited liability company
CADI ACQUISITION CORP.,
a Colorado corporation
PRACTICEWORKS CAPITAL, INC.,
a Delaware corporation

	By:	/s/ JAMES A. COCHRAN

	Name:	James A. Cochran
	Title:	Senior Vice President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ LAURA B. SCHMUCK

	Name:	Laura B. Schmuck
	Title:	Agency Officer, Assistant Vice President

LENDERS:	BANK OF AMERICA, N. A., as a Lender
	By:	/s/ WILLIAM H. POWELL

	Name:	William H. Powell
	Title:	Vice President

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